I, the undersigned, H. Guntekin Koksal, hereby declare that, I have transferred 125,000 shares of Central Asian Petroleum (Guernsey) Limited ("CAP-G") which represents 25% of the total capital of CAP-(G) to Chaparral Resources, Inc. ("Chaparral") and receive the cash and shares of restricted common stock of Chaparral as agreed with Chaparral. Furthermore, Chaparral will provide me additional 200,000 more shares of restricted common stock of Chaparral before March 1, 1998.

Now therefore I, declare to undertake irrevocably that;

I have released Chaparral and CAP-(G) from any and future liabilities and claims related to my shares in CAP-(G);

I have agreed to waive my right to have a lien on certain CAP(G) shares;

I have no additional rights, claims, demands, losses, costs, liabilities and expenses arising out of this share assignment;

I have waived all my rights regarding the liabilities of CAP(G) in the past or may occur in the future;

I have waived all my rights regarding the liabilities of Chaparral in the past or may occur in the future;

I will hold harmless and indemnify CAP(G) and Chaparral from any and all liabilities and claims as a result of this share assignment; and

I resign from directorship in the Board of Directors of CAP(G) and Karakudukmunay JV; provided however, Chaparral shall deliver 200,000 shares of restricted common stock of Chaparral not later than March 1, 1998. Chaparral shall also endeavor to register these shares as earliest as possible.


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H. Guntekin Koksal